Exhibit 99.1

FOR:	Jarden Corporation
CONTACT:	Martin E. Franklin Chairman and Chief Executive Officer 914-967-9400 Investor Relations: Erica Pettit Press: Evan Goetz/Melissa Kahaly FD 212-850-5600

FOR IMMEDIATE RELEASE

Jarden Announces Proposed Senior Notes Offering

Rye, N.Y. – April 27, 2009—Jarden Corporation (NYSE: JAH) announced today that it anticipates consummating an offering of approximately $250 million aggregate principal amount of senior unsecured notes. The senior unsecured notes would be guaranteed by certain of Jarden's domestic subsidiaries and would mature in 2016.

Consistent with the objectives previously communicated, Jarden expects to use the net proceeds of the proposed offering to repay a portion of its senior credit facility term loans.

This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

About Jarden Corporation

Jarden Corporation is a leading provider of niche consumer products. Jarden operates in three primary business segments through a number of well recognized brands, including: Outdoor Solutions: Abu Garcia®, Berkley®, Campingaz® and Coleman®, Fenwick®, Gulp!®, JT®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Stearns®, Stren®, Trilene®, Volkl®, and Zoot®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®; and Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, Dicon®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Loew Cornell® and Pine Mountain®. Headquartered in Rye, N.Y., Jarden has over 20,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s adjusted earnings per share, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, the outlook for Jarden's markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, organic growth, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings, and other unusual items, including Jarden's ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's periodic and other reports filed with the SEC.